Exhibit 99.1

Divya Seshamani named to Airspan Networks’ Board of Directors

Managing Partner of Greensphere Capital LLP brings tremendous international technology, infrastructure, sustainable energy and investment experience to help Airspan execute its growth strategy at global scale

Boca Raton, FL, November 1, 2021 – Airspan Networks Holdings Inc. (NYSE American: MIMO) (“Airspan”) today announced Divya Seshamani has been appointed to its board of directors.

Ms. Seshamani is Managing Partner of Greensphere Capital LLP and is a private equity and venture capital investor with over 22 years of sustainable investment experience, growing and investing in businesses in sustainable technology, infrastructure, energy, sustainable agriculture, and forestry.

Educated at Oxford University (bachelor’s and master’s degrees) and Harvard (MBA), Ms. Seshamani built her track record at industry-leading organizations such as Goldman Sachs, GIC (Singapore’s sovereign wealth fund) and the global private equity house, TPG, where she was a partner.

“Divya brings a wealth of investment experience and technology and infrastructure savvy to Airspan and our board,” said Airspan President and CEO Eric Stonestrom. “Her international track record in investing in and growing companies, and her strong sustainable energy and government advisory experience will be major assets for Airspan as we continue to execute our growth strategy on a global scale.”

“Divya brings valuable perspective and experience to an already strong Airspan Board.  Her insights into the enterprise and public sector requirements that are driving 5G telecom network infrastructure expansions will help us continue to build the world’s leading-edge Radio Access Network provider. Her experience with some of the world’s largest financial institutions will help pave our way,” said Tom Huseby, Airspan’s Chairman.

A World Economic Forum Young Global Leader for her work in sustainable and impact investing, Ms. Seshamani was previously a council member of the Royal Institute of International Affairs (Chatham House) for two consecutive terms. She is currently a Non-Executive Director of Forterra PLC, a FTSE-250 British manufacturing business. She was appointed by the Secretary of State to advise the UK Government as a member of the HMG’s Council for Sustainable Business where she leads the Net-Zero Initiative.

About Airspan

Airspan Networks Holdings Inc. (NYSE American: MIMO) is a U.S.-based provider of groundbreaking, disruptive software, and hardware for 5G networks, and a pioneer in end-to-end Open RAN solutions that provide interoperability with other vendors. As a result of innovative technology and significant R&D investments to build and expand 5G solutions, Airspan believes it is well-positioned with 5G indoor and outdoor, Open RAN, private networks for enterprise customers and industrial use applications, fixed wireless access (FWA), and CBRS solutions to help mobile network operators of all sizes deploy their networks of the future, today. With over one million cells shipped to 1,000 customers in more than 100 countries, Airspan has global scale. For more information, visit www.airspan.com.

Airspan Media Contact:

Howie Waterman

hwaterman@airspan.com

917-359-5505